EXHIBIT 10.23


                              CF MOTORFREIGHT
                          INCENTIVE PLAN FOR 1994



THE PLAN

In order to motivate certain employees of CF MotorFreight (CFMF) more effectively and efficiently, Consolidated Freightways Corporation of Delaware (CFCD) establishes an Incentive Plan (Plan) under which payments will be made to eligible supervisory, managerial and regular full-time nonsalaried, noncontractual personnel out of calendar year 1994 Incentive Profits.


DESIGNATION OF PARTICIPANTS

Participants in the Plan shall be all full-time supervisory, managerial and regular nonsalaried, noncontractual personnel of CFMF. A master list of Plan participants will be maintained in the office of the President of CFCD.


ELIGIBILITY FOR PARTICIPATION

Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible. Calendar quarters begin
January 1,  April  1, July 1,  and October 1.   An employee who commences
participation in the 1994 Plan during the 1994 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by CFCD or any of its subsidiaries and (ii) a Plan participant.

     EXCEPTION 1. A Plan participant who is employed by CFCD or any of its subsidiaries through December 31, 1994 but leaves that employment or otherwise becomes ineligible after December 31, 1994, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1994 Incentive Profits.

     EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 1994 pursuant to the Consolidated Freightways, Inc. Non-Contractual Employees Pension Plan or to the provisions of either the Social Security Act or the Old Age Security Acts (of Canada), as applicable, and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1994 and who, at the time of death, was an eligible participant in this Plan,(3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1994, or (4) to an eligible Plan participant who is transferred to another subsidiary of Consolidated Freightways, Inc. and who remains an employee through December 31, 1994.


METHOD OF PAYMENT

Each participant will be assigned an incentive participation factor as a percent of annual compensation in accordance with Schedule A, attached.

Each plan participant will be assigned to an operating unit (such as total company, divisions, terminal, etc.) to earn incentive. Incentive earnings may be further allocated to specific Performance Goals for the participant's operating unit such as revenue, profit, service, etc.

Incentive Factor Plan goals and Minimum levels of accomplishment will be established for all Performance Goals. As an example, the Minimum and Incentive Factor Plan Profit Goals for CF MotorFreight are shown on Schedule B, attached.

Incentive for the assigned Performance Goals will be earned on a prorata basis for accomplishment between Minimum Level and Incentive Factor Plan Goal. The same prorata relationship will apply to any Goal performance over the Incentive Factor Plan goal.

No incentive will be earned by a participant until CFMF has achieved its Minimum Profit Goal and his unit achieves its Minimum Profit Goal. Incentive earned from the attainment of Performance Goals other than profit will be restricted to the same percent of accomplishment as profit, until his unit has reached its Incentive Factor Plan Profit Goal.


PERSONAL DATA SHEET

A "Personal Data Sheet" for calculation of incentive earnings will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) his assigned incentive partici- pation factor and the allocation of that factor to specific Perfor- mance Goals,
(3) the minimum level of achievement required for each assigned goal, (4) the incentive factor level of achievement for each assigned goal, and (5) the incentive point potential at the incentive factor level for each assigned goal.


DATE OF PAYMENT

The President of CFCD may authorize a partial payment of the estimated annual earned incentive, in December 1994. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1995.


INCENTIVE PROFIT

Incentive Profit is defined as the earnings of CF MotorFreight before deducting any amounts expensed under this or any similar incentive or bonus plan and before deducting income taxes.


ANNUAL COMPENSATION

Annual Compensation for incentive purposes for each Plan participant in his annualized salary or hourly base pay before any incentive, overtime, shift premium, or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan.


MAXIMUM PAYMENT

Payments under this Plan are limited to double each participant's Participation Factor.


LAWS GOVERNING PAYMENTS

No payment shall be made under this Plan in an amount which is prohibited by law.


AMENDMENT, SUSPENSION AND ADMINISTRATION OF PLAN

The Board of Directors of CFCD may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.


DURATION OF PLAN

This Plan is for the calendar year 1994 only.



                                                                 SCHEDULE A




                                   CF MOTORFREIGHT
                              INCENTIVE COMPENSATION PLAN
                                 PARTICIPATION FACTORS




         Terminal                                               Reg Non-
         Quality       -------------Hay Points--------------   Contractual
          Weight       Over    621-    380-    301-    Under     Hourly
      Accomplishment   925     924     620     379     300
                                                                Personnel

      Over
      60 Million
      Lbs              29.5%   24.0%   18.5%   15.2%   13.0%      7.0%

      30-60
      Million
      Lbs                      18.5    15.2    13.0    10.8       7.0

      Under 30
      Million
      Lbs                      15.2    13.0    10.8     8.6       7.0

      Adminis-
      trative
      Positions        29.5    24.0    18.5    15.2    13.0       7.0











                                                             SCHEDULE B



                                 CF MOTORFREIGHT
                       INCENTIVE COMPENSATION PLAN FOR 1994

                                   PROFIT GOALS




                                                           Incentive
                                           Minimum          Factor
                                         Profit Goal      Profit Goal

      CF Motorfreight (Note A)           $ 42,000,000     $ 98,000,000





      Note A - This unit consists of Consolidated Freightways Corporation of
               Delaware and Canadian Freightways Eastern, Ltd., net of intercompany eliminations.